SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    INFORMATION TO BE INCLUDED IN STATEMENTS
                    FILED PURSUANT TO RULES 13d-1(b)(c), AND
                        (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*


                           CAPSTAR BROADCASTING CORP.
                   ------------------------------------------
                                (Name of Issuer)

                              CLASS A COMMON STOCK
                   ------------------------------------------
                         (Title of Class of Securities)

                                    14067G105
                         ------------------------------
                                 (CUSIP Number)

                                December 31, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

(x) Rule 13d-1(b)
( ) Rule 13d-(c)
( ) Rule 13d-1(d)

----------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))
                               Page 1 of 10 Pages

CUSIP No. 14067G105               13G                        Page 2 of 10 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         College Retirement Equities Fund
         I.R.S. #13-6022-042


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) ( )
                                                                   (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER               0

         6.       SHARED VOTING POWER             None

         7.       SOLE DISPOSITIVE POWER          None

         8.       SHARED DISPOSITIVE POWER        0     (shared with its
         investment adviser, TIAA-CREF Investment Management, LLC)


9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     0

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
                                     (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.000%

12.      TYPE OF REPORTING PERSON*

                                     IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 14067G105               13G                        Page 3 of 10 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA Separate Account VA-1
         I.R.S. #13-1624203


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) ( )
                                                                   (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER              0

         6.       SHARED VOTING POWER            None

         7.       SOLE DISPOSITIVE POWER         None

         8.       SHARED DISPOSITIVE POWER       0
         (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     0

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
                                     (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.000%

12.      TYPE OF REPORTING PERSON*

                                     IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 14067G105               13G                        Page 4 of 10 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         TIAA-CREF Mutual Funds
         I.R.S. #13-3930560 (Growth Equity Fund)


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) ( )
                                                                   (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER              0

         6.       SHARED VOTING POWER            None

         7.       SOLE DISPOSITIVE POWER         None

         8.       SHARED DISPOSITIVE POWER       0
         (shared with its investment adviser, Teachers Advisors, Inc.)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     0

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
                                     (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.000%

12.      TYPE OF REPORTING PERSON*

                                     IV

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 14067G105               13G                        Page 5 of 10 Pages


1.       NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         NYS College Choice Tuition LLC ("NYS Tuition LLC")
         I.R.S. #13-4024889

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) ( )
                                                                   (b) (X)
         See Exhibit A Attached

3.       SEC USE ONLY


4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

NUMBER OF SHARES BENEFICIALLY OWNED
BY EACH REPORTING PERSON WITH:

         5.       SOLE VOTING POWER              None

         6.       SHARED VOTING POWER            0
                                                 (Shared with Teachers
                                                 Advisors, Inc.)

         7.       SOLE DISPOSITIVE POWER         None

         8.       SHARED DISPOSITIVE POWER       0
         (shared with Teachers Advisors, Inc., its investment adviser)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     0

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
                                     (  )


11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                     0.000%

12.      TYPE OF REPORTING PERSON*

                                     OO

                      * SEE INSTRUCTION BEFORE FILLING OUT!

                                                              Page 6 of 10 Pages

Item 1(a).        NAME OF ISSUER:

                  CAPSTAR BROADCASTING CORP.

Item 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  600 Congress Avenue - Suite 1400
                  Austin, TX 78701

Item 2(a).        NAME OF PERSON FILING:
                  (1)  College Retirement Equities Fund ("CREF")
                  (2)  TIAA Separate Account VA-1 ("VA-1")
                  (3)  TIAA-CREF Mutual Funds ("Mutual Funds")
                  (4)  NYS College Choice Tuition LLC
                       ("NYS Tuition LLC")

Item 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE:
                  (1)  CREF -   730 Third Avenue
                                New York, N.Y.  10017
                  (2)  VA-1 -   730 Third Avenue
                                New York, N.Y.  10017
                  (3)  Mutual   730 Third Avenue
                       Funds -  New York, N.Y. 10017
                  (4)  NYS
                       Tuition  730 Third Avenue
                       LLC -    New York, N.Y. 10017

Item 2(c).        CITIZENSHIP:
                  (1)  CREF - Incorporated in New York
                  (2)  VA-1 - Established in New York
                  (3)  Mutual Funds - Incorporated in Delaware
                  (4)  NYS Tuition LLC - Organized in New York

Item 2(d).        TITLE OF CLASS OF SECURITIES:
                  Class A Common Stock

Item 2(e).        CUSIP NUMBER:  14067G105

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

(a)      ( )      Broker or dealer  registered  under Section 15 of the Exchange
                  Act.
(b)      ( )      Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)      ( )      Insurance  company  as  defined  in  Section  3(a)(19)  of the
                  Exchange Act.
(d)      (x)      Investment   Company   registered   under  Section  8  of  the
                  Investment Company Act.
(e)      ( )      An   investment   adviser   in   accordance   with  Rule  13d-
                  1(b)(1)(ii)(E);
(f)      ( )      An employee  benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);
(g)      ( )      A parent holding  company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);
(h)      ( )      A  savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act;

                                                              Page 7 of 10 Pages

(i)      ( )      A church  plan  that is  excluded  from the  definition  of an investment  company under Section  3(c)(14) of the  Investment
                  Company Act;
(j)      (x)      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. ( )

Item 4.  OWNERSHIP.

(1)      COLLEGE RETIREMENT EQUITIES FUND
         (a) Amount Beneficially Owned: 0
         (b) Percent of Class: 0.000%
         (c) The Board of Trustees of CREF, an investment company, has sole power to vote 0 shares of common stock and authority to direct the disposition of the 0 shares of common stock. TIAA-CREF Investment Management, LLC, CREF's investment adviser, is authorized to sell the 0 shares on behalf of CREF in its discretion, subject to the ultimate authority of the CREF Board of Trustees.

(2)      TIAA SEPARATE ACCOUNT VA-1
         (a) Amount Beneficially Owned:  0
         (b) Percent of Class:  0.000%
         (c) The management committee of VA-1, an investment company, has sole power to vote 0 shares of common stock, and authority to direct the disposition of the 0 shares of common stock. Teachers Advisors, Inc., VA-1's investment adviser, is authorized to sell the 0 shares on behalf of VA-1 in its discretion, subject to the ultimate authority of the VA-1 Management Committee.

(3)      TIAA-CREF MUTUAL FUNDS
         (a) Amount Beneficially Owned:  0
         (b) Percent of Class:  0.000%
         (c) The Board of Trustees of the Mutual Funds, an investment company, has sole power to vote 0 shares of common stock, and authority to direct the disposition of the 0 shares of common stock. Teachers Advisors, Inc., the Mutual Fund's investment adviser, is authorized to sell the 0 shares on behalf of the Mutual Funds in its discretion, subject to the ultimate authority of the Mutual Funds Board of Trustees.

(4)      NYS COLLEGE CHOICE TUITION LLC
         (a) Amount Beneficially Owned: 0
         (b) Percent of Class:  0.000%
         (c) The members of the NYS Tuition LLC have delegated to Teachers Advisors, Inc., a registered investment adviser,the power to vote and direct the disposition of the 0 shares of common stock on behalf of the NYS Tuition LLC in its discretion, subject to the ultimate authority the members of NYS Tuition LLC.

                                                              Page 8 of 10 Pages

Item 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

Item 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                                   Not Applicable

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                                   Not Applicable

Item 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP.

                  See attached Exhibit A.

Item 9.           NOTICE OF DISSOLUTION OF GROUP:    Not Applicable

Item 10.          CERTIFICATION.
                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2000
                                       COLLEGE RETIREMENT EQUITIES FUND


                                       By: /s/ PETER C. CLAPMAN
                                           -------------------------------------
                                           Peter C. Clapman
                                           Senior Vice President and Chief
                                           Counsel, Investments

                                                              Page 9 of 10 Pages

                                       TIAA SEPARATE ACCOUNT VA-1


                                       By: /s/ PETER C. CLAPMAN
                                           -------------------------------------
                                           Peter C. Clapman
                                           Senior Vice President and Chief
                                           Counsel, Investments

                                       TIAA-CREF MUTUAL FUNDS


                                       By: /s/ PETER C. CLAPMAN
                                           -------------------------------------
                                           Peter C. Clapman
                                           Senior Vice President and Chief
                                           Counsel, Investments

                                       NYS COLLEGE CHOICE TUITION LLC
                                       By: Teachers Insurance and Annuity
                                           Association of America,
                                           as manager


                                       By: /s/ PETER C. CLAPMAN
                                           -------------------------------------
                                           Peter C. Clapman
                                           Senior Vice President and Chief
                                           Counsel, Investments

                                                             Page 10 of 10 Pages

                                    EXHIBIT A

            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
            ---------------------------------------------------------


College Retirement Equities Fund - IV TIAA Separate Account VA-1 - IV TIAA-CREF Mutual Funds - IV NYS College Choice Tuition LLC - OO

The College Retirement Equities Fund, TIAA Separate Account VA-1, TIAA-CREF Mutual Funds and NYS College Choice Tuition LLC (the "Reporting Persons") are filing as a group because CREF's investment adviser, TIAA-CREF Investment Management, LLC, is affiliated and employs some of the same investment personnel as Teachers Advisors, Inc., the investment adviser for TIAA Separate Account VA-1 and TIAA-CREF Mutual Funds, and NYS College Choice Tuition LLC. However, because separate investment decisions are made with respect to the respective portfolio holdings of each of the Reporting Persons and there is no oral or written agreement or arrangement among the Reporting Persons with respect to acquisition, voting, disposition or otherwise of their securities, each Reporting Person disclaims beneficial ownership of the others' securities holdings and disclaims its membership in a group with the other Reporting Person, where the purpose of the group is to acquire control of or influence management of the issuer.